EXHIBIT 99.1

Investor Relations Contact: Public Relations Contact:

Michelle Levine	Susan Ursch
Tel: 408-936-2775 mlevine@juniper.net	Tel: 978-589-0124 sursch@juniper.net

JUNIPER NETWORKS RECEIVES ADDITIONAL NOTICE FROM NASDAQ

SUNNYVALE, Calif., November 20, 2006 – Juniper Networks, Inc. (Nasdaq: JNPR), today announced that it has received a notice from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.  Juniper received a similar notice on August 14, 2006 due to the delay in filing its Form 10-Q for the second quarter of 2006. As previously disclosed, the Company has delayed the filing of its Forms 10-Q for the quarters ended June 30, 2006 and September 30, 2006 due to the audit committee’s ongoing investigation into the Company’s historical stock option practices.

Juniper had a hearing before a Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq Stock Market on September 26, 2006.  The Company is awaiting the decision of the Listing Qualifications Panel.  The Company’s securities will remain listed on the Nasdaq Stock Market pending a decision by the Nasdaq Listing Qualifications Panel.

About Juniper Networks, Inc.

Juniper Networks develops purpose-built, high performance IP platforms that enable customers to support a wide variety of services and applications at scale.  Service providers, enterprises, governments and research and education institutions rely on Juniper to deliver a portfolio of proven networking, security and application acceleration solutions that solve highly complex, fast-changing problems in the world’s most demanding networks.  Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.